Exhibit 5.1

[McGuireWoods Letterhead]

August 24, 2006

American Woodmark Corporation
3102 Shawnee Drive
Winchester, Virginia 22601

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of American Woodmark Corporation (the "Company"), with respect to the offer of (a) 18,000 shares of the Company’s Common Stock, no par value pursuant to the Company’s 2005 Non-Employee Director Stock Option Plan, and (b) 200,000 shares of the Company’s Common Stock, no par value pursuant to the Company’s 2006 Non-Employee Directors Equity Ownership Plan (collectively, the "Plans" and the "Plan Shares").

     We have examined copies, certified or otherwise identified to our satisfaction, of the Plans and such corporate records and other documents we considered necessary or appropriate for the purposes of this opinion and have made inquiries of officers and representatives of the Company as to factual matters we considered relevant and necessary as a basis for this opinion.

     Based on the foregoing, we are of the opinion that the Plan Shares have been validly authorized and, when issued in accordance with the terms of the Registration Statement and Plans, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are persons whose consent is to be filed with the Registration Statement under the provisions of the Securities Act.

Very truly yours,

/s/ McGuireWoods LLP